                                                                   Exhibit 99.1

                             Financial Statements

                              UNITED STATES STEEL

                  COMBINED STATEMENT OF OPERATIONS (Unaudited)

                                          Third Quarter
                                              Ended           Nine Months
                                          September 30    Ended September 30
                                          --------------  ------------------
                                           2001    2000     2001       2000
                                          ------  ------  ---------  ---------
                                                    (In millions)
Revenues and other income:
  Revenues............................... $1,645  $1,462  $   4,888  $   4,673
  Income from investees..................     11       6         51         13
  Net gains on disposal of assets........      4       6         20         34
  Other income (loss)....................     --       1          2         (1)
                                          ------  ------  ---------  ---------
    Total revenues and other income......  1,660   1,475      4,961      4,719
                                          ------  ------  ---------  ---------
Costs and expenses:
  Cost of revenues (excludes items shown
   below)................................  1,519   1,344      4,658      4,234
  Selling, general and administrative
   expenses (credits)....................      7     (56)        19       (176)
  Depreciation, depletion and
   amortization..........................     94      69        246        222
  Taxes other than income taxes..........     65      58        191        176
                                          ------  ------  ---------  ---------
    Total costs and expenses.............  1,685   1,415      5,114      4,456
                                          ------  ------  ---------  ---------
Income (loss) from operations............    (25)     60       (153)       263
Net interest and other financial costs...     38      27         74         75
                                          ------  ------  ---------  ---------
Income (loss) before income taxes........    (63)     33       (227)       188
Provision (credit) for income taxes......    (40)     14       (183)        70
                                          ------  ------  ---------  ---------
Net income (loss)........................    (23)     19        (44)       118
Dividends on preferred stock.............      2       2          6          6
                                          ------  ------  ---------  ---------
Net income (loss) available to USX's net
 investment.............................. $  (25) $   17  $     (50) $     112
                                          ======  ======  =========  =========

                              UNITED STATES STEEL

                       COMBINED BALANCE SHEET (Unaudited)

                                                       September 30 December 31
                                                       ------------ -----------
(Dollars in millions)                                      2001        2000
-------------------------------------------------------------------------------
                        ASSETS
Current assets:
  Cash and cash equivalents...........................    $  475      $  219
  Receivables, less allowance for doubtful accounts of
   $131 and $57.......................................       655         625
  Receivables subject to a security interest..........       350         350
  Receivables from related parties....................       380         366
  Inventories.........................................       950         946
  Deferred income tax benefits........................       185         201
  Other current assets................................         6          10
                                                          ------      ------
    Total current assets..............................     3,001       2,717
Investments and long-term receivables, less reserves
 of $39 and $38.......................................       349         439
Long-term receivable from related parties.............        43          97
Property, plant and equipment, less accumulated
 depreciation, depletion and amortization of $6,775
 and $6,531...........................................     3,089       2,739
Prepaid pensions......................................     2,740       2,672
Other noncurrent assets...............................       115          47
                                                          ------      ------
    Total assets......................................    $9,337      $8,711
                                                          ======      ======
                     LIABILITIES
Current liabilities:
  Notes payable.......................................    $   --      $   70
  Accounts payable....................................       801         755
  Accounts payable to related parties.................        --           5
  Payroll and benefits payable........................       228         202
  Accrued taxes.......................................       259         173
  Accrued interest....................................        41          47
  Long-term debt due within one year..................       136         139
                                                          ------      ------
    Total current liabilities.........................     1,465       1,391
Long-term debt, less unamortized discount.............     2,622       2,236
Deferred income taxes.................................       753         666
Employee benefits.....................................     1,936       1,767
Deferred credits and other liabilities................       483         483
Preferred stock of subsidiary.........................        66          66
Mandatorily redeemable convertible preferred
 securities of a subsidiary trust holding solely
 junior subordinated convertible debentures of USX....       183         183
                        EQUITY
Preferred stock.......................................         2           2
USX's net investment..................................     1,867       1,950
Deferred compensation.................................        (7)         (3)
Accumulated other comprehensive loss..................       (33)        (30)
                                                          ------      ------
    Total equity......................................     1,829       1,919
                                                          ------      ------
    Total liabilities and equity......................    $9,337      $8,711
                                                          ======      ======

                              UNITED STATES STEEL

                  COMBINED STATEMENT OF CASH FLOWS (Unaudited)

                                                           Nine Months Ended
                                                             September 30
                                                           ------------------
                                                             2001      2000
                                                           --------  --------
                                                             (In millions)
Increase (decrease) in cash and cash equivalents
Operating activities:
Net income (loss)......................................... $    (44) $    118
Adjustments to reconcile to net cash provided from
 operating activities:
  Depreciation, depletion and amortization................      246       222
  Pensions and other postretirement benefits..............      (59)     (234)
  Deferred income taxes...................................       84       208
  Net gains on disposal of assets.........................      (20)      (34)
  Changes in:
    Current receivables...................................      --        (33)
    Inventories...........................................       23      (113)
    Current accounts payable and accrued expenses.........       41      (138)
  All other--net..........................................      (92)        9
                                                           --------  --------
    Net cash provided from operating activities...........      179         5
                                                           --------  --------
Investing activities:
  Capital expenditures....................................     (197)     (133)
  Disposal of assets......................................       17        17
  Restricted cash--withdrawals............................        5         3
--deposits................................................       (2)       (2)
  Investees--investments..................................       (3)      (18)
--loans and advances                                            --         (8)
  All other--net..........................................       10         4
                                                           --------  --------
    Net cash used in investing activities.................     (170)     (137)
                                                           --------  --------
Financing activities:
  Increase in attributed portion of USX consolidated
   debt...................................................      300       206
  Specifically attributed debt repayments.................       (6)       (6)
  Preferred stock repurchased.............................      --        (12)
  Dividends paid..........................................      (46)      (72)
                                                           --------  --------
    Net cash provided from financing activities...........      248       116
                                                           --------  --------
Effect of exchange rate changes on cash...................       (1)      --
                                                           --------  --------
Net increase (decrease) in cash and cash equivalents......      256       (16)
Cash and cash equivalents at beginning of year............      219        22
                                                           --------  --------
Cash and cash equivalents at end of period................ $    475  $      6
                                                           ========  ========
Cash provided from (used in) operating activities
 included:
  Interest and other financial costs paid (net of amount
   capitalized)........................................... $   (155) $    (68)
  Income taxes refunded, including settlements with USX ..      387        85

                              UNITED STATES STEEL

                SELECTED NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (Unaudited)

   1. The accompanying combined financial statements represent a carve-out financial statement presentation of the businesses comprising United States Steel and are not intended to be a complete presentation of the financial position, the results of operations and cash flows of United States Steel on a stand-alone basis. These combined financial statements are presented as if United States Steel existed as an entity separate from the remaining businesses of USX Corporation (USX) during the periods presented.

   The accompanying combined financial statements include the historical operations of certain divisions of USX and certain subsidiaries of USX. In this context, no direct ownership existed among all the various units comprising United States Steel; accordingly, USX's net investment in United States Steel (USX's net investment) is shown in lieu of Common Stockholder's Equity in the combined financial statements. The combined financial statements included herein have been prepared from USX's historical accounting records.

   The information furnished in these financial statements is unaudited but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for the periods covered. All such adjustments are of a normal recurring nature unless disclosed otherwise. These combined financial statements, including selected notes, have been prepared in accordance with the applicable rules of the Securities and Exchange Commission and do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements.

   2. Effective January 1, 2001, United States Steel adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), as amended by SFAS Nos. 137 and 138. This Standard, as amended, requires recognition of all derivatives at fair value as either assets or liabilities.

   United States Steel uses commodity-based and foreign currency derivative instruments to manage its exposure to price risk. Management has authorized the use of futures, forwards, swaps and options to reduce the effects of fluctuations related to the purchase of natural gas and nonferrous metals and also certain business transactions denominated in foreign currencies. United States Steel has not elected to designate derivative instruments as qualifying for hedge accounting treatment. As a result, the changes in fair value of all derivatives are recognized immediately in earnings.

   The cumulative effect adjustment relating to the adoption of SFAS No. 133 was recognized in other comprehensive income. The cumulative effect adjustment relates only to deferred gains or losses existing as of the close of business on December 31, 2000, for hedge transactions under prior accounting rules. The effect of adoption of SFAS No. 133 was less than $1 million, net of tax.

   3. In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards No. 141 "Business Combinations" (SFAS No. 141), No. 142 "Goodwill and Other Intangible Assets" (SFAS No. 142) and No. 143 "Accounting for Asset Retirement Obligations" (SFAS No. 143).

   SFAS No. 141 requires that all business combinations completed after June 30, 2001, be accounted for under the purchase method. This standard also establishes for all business combinations made after June 30, 2001, specific criteria for the recognition of intangible assets

                              UNITED STATES STEEL

                                  (Unaudited)

   3. Continued

separately from goodwill. SFAS No. 141 also requires that the excess of fair value of acquired assets over cost in a business combination (negative goodwill) be recognized immediately as an extraordinary gain, rather than deferred and amortized.

   SFAS No. 142 addresses the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS No. 142 are: 1) goodwill and intangible assets with indefinite lives will no longer be amortized; 2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and 3) the amortization period for the intangible assets with indefinite lives will no longer be limited to forty years. United States Steel will adopt SFAS No. 142 effective January 1, 2002, as required. The adoption of SFAS No. 142 is not expected to have a material impact on the results of operations or financial position for United States Steel.

   SFAS No. 143 establishes a new accounting model for the recognition and measurement of retirement obligations associated with tangible long-lived assets. SFAS No. 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. United States Steel will adopt the Statement effective January 1, 2003. The transition adjustment resulting from the adoption of SFAS No. 143 will be reported as a cumulative effect of a change in accounting principle. At this time, United States Steel cannot reasonably estimate the effect of the adoption of this Statement on either its financial position or results of operations.


   In August 2001, the FASB issued SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). This Statement establishes a single accounting model for long-lived assets to be disposed of by sale and provides additional implementation guidance for assets to be held and used and assets to be disposed of other than by sale. There will be no financial implication related to the adoption of SFAS No. 144, and the guidance will be applied on a prospective basis. United States Steel will adopt the Statement effective January 1, 2002.

   4. The financial statement provision for income taxes and related tax payments or refunds have been reflected in United States Steel's financial statements in accordance with USX's tax allocation policy. In general, such policy provides that the consolidated tax provision and related tax payments or refunds are allocated to United States Steel principally upon its financial income, taxable income, credits, preferences and other directly related amounts.

   The provision for income taxes for United States Steel is based on tax rates and amounts which recognize management's best estimate of current and deferred tax assets and liabilities.

   5. On November 24, 2000, United States Steel acquired U. S. Steel Kosice, s.r.o. (USSK), which is primarily located in the Slovak Republic. USSK was formed in June 2000 to hold the steel operations and related assets of VSZ a.s.
(VSZ), a diversified Slovak corporation. The acquisition was accounted for under the purchase method of accounting.

   On March 1, 2001, United States Steel completed the purchase of the tin mill products business of LTV Corporation (LTV), which is now operated as East Chicago Tin. In this noncash transaction, United States Steel assumed approximately $66 million of certain employee related obligations from LTV. The acquisition was accounted for using the purchase method of accounting. Results of operations for the nine months of 2001 include the operations of East Chicago Tin from the date of acquisition.

                              UNITED STATES STEEL

                                  (Unaudited)

   5. Continued

   On March 23, 2001, Transtar, Inc. (Transtar) completed its previously announced reorganization with its two voting shareholders, USX and Transtar Holdings, L.P. (Holdings), an affiliate of Blackstone Capital Partners L.P. As a result of this transaction, United States Steel became sole owner of Transtar and certain of its subsidiaries. Holdings became owner of the other subsidiaries of Transtar. United States Steel accounted for the change in its ownership interest in Transtar using the purchase method of accounting. United States Steel recognized in the nine months of 2001 a pretax gain of $68 million (included in income from investees) and a favorable deferred tax adjustment of $33 million related to this transaction. United States Steel previously accounted for its investment in Transtar under the equity method of accounting.

   The following unaudited pro forma data for United States Steel includes the results of operations of the above acquisitions giving effect to them as if they had been consummated at the beginning of the periods presented. The nine month 2001 pro forma results exclude the $68 million gain and $33 million tax benefit recorded as a result of the Transtar transaction. In addition, VSZ did not historically provide carve-out financial information for its steel activities prepared in accordance with generally accepted accounting principles in the United States. Therefore, United States Steel made certain estimates and assumptions regarding revenues and costs used in the preparation of the unaudited pro forma data relating to USSK for the nine months of 2000.

   The following pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations.

                                                             Nine Months Ended
                                                               September 30
                                                               2001      2000
                                                             --------  --------
                                                               (In millions)
Revenues and other income................................... $  4,939  $  5,643
Net income (loss)...........................................     (147)      176

                              UNITED STATES STEEL

                                  (Unaudited)


   6. United States Steel consists of two reportable operating segments: 1) Domestic Steel and 2) U. S. Steel Kosice (USSK). Domestic Steel includes the United States operations of United States Steel while USSK includes the United States Steel operations primarily located in the Slovak Republic. Domestic Steel is engaged in the domestic production, sale and transportation of steel mill products, coke, taconite pellets and coal; the management of mineral resources; real estate development; and engineering and consulting services. USSK is engaged in the production and sale of steel mill products and coke and primarily serves central European markets. The results of segment operations are as follows:

                                                        Domestic         Total
                                                         Steel    USSK  Segments
--------------------------------------------------------------------------------
                                                                  (In millions)
THIRD QUARTER 2001
------------------
Revenues and other income:
  Customer............................................. $ 1,359   $ 285 $ 1,644
  Intersegment (a).....................................       2      --       2
  Other subsidiaries of USX (a)........................       2      --       2
  Equity in earnings of unconsolidated investees.......      11      --      11
  Other................................................       2       1       3
                                                        -------   ----- -------
    Total revenues and other income.................... $ 1,376   $ 286 $ 1,662
                                                        =======   ===== =======
Segment income (loss).................................. $   (47)  $  39 $    (8)
                                                        =======   ===== =======
THIRD QUARTER 2000
------------------
Revenues and other income:
  Customer............................................. $ 1,457   $  -- $ 1,457
  Other subsidiaries of USX (a)........................       5      --       5
  Equity in earnings of unconsolidated investees.......       6      --       6
  Other................................................       7      --       7
                                                        -------   ----- -------
    Total revenues and other income.................... $ 1,475   $  -- $ 1,475
                                                        =======   ===== =======
Segment income......................................... $    23   $  -- $    23
                                                        =======   ===== =======

(a) Revenues and transfers between segments and with other subsidiaries of USX were conducted under terms comparable to those with unrelated parties.

                              UNITED STATES STEEL

                                  (Unaudited)


   6. (Continued)

                                                         Domestic        Total
(In millions)                                             Steel   USSK  Segments
--------------------------------------------------------------------------------
NINE MONTHS 2001
----------------
Revenues and other income:
  Customer..............................................  $4,068  $ 815  $4,883
  Intersegment (a)......................................       5     --       5
  Other subsidiaries of USX (a).........................       6     --       6
  Equity in earnings of unconsolidated investees........      50      1      51
  Other.................................................      19      2      21
                                                          ------  -----  ------
    Total revenues and other income.....................  $4,148  $ 818  $4,966
                                                          ======  =====  ======
Segment income (loss)...................................  $ (267) $ 121  $ (146)
                                                          ======  =====  ======
NINE MONTHS 2000
----------------
Revenues and other income:
  Customer..............................................  $4,660  $  --  $4,660
  Other subsidiaries of USX (a).........................      13     --      13
  Equity in earnings of unconsolidated investees........      13     --      13
  Other.................................................      33     --      33
                                                          ------  -----  ------
    Total revenues and other income.....................  $4,719  $  --  $4,719
                                                          ======  =====  ======
Segment income..........................................  $  145  $  --  $  145
                                                          ======  =====  ======

----------
(a) Revenues and transfers between segments and with other subsidiaries of USX were conducted under terms comparable to those with unrelated parties.

                              UNITED STATES STEEL

                                  (Unaudited)


   6. (Continued)

   The following schedules reconcile segment amounts to amounts reported in United States Steel's combined financial statements:

                                                           Third Quarter Ended
                                                              September 30,
                                                           --------------------
                                                             2001       2000
                                                           ---------  ---------
                                                              (in millions)
Revenues and other income:
 Revenues and other income of reportable segments........  $   1,662  $   1,475
 Elimination of intersegment revenues....................         (2)        --
                                                           ---------  ---------
  Total revenues and other income........................  $   1,660  $   1,475
                                                           =========  =========
Income:
 Income (loss) for reportable segments...................  $      (8) $      23
 Items not allocated to segments:
 Administrative expenses.................................         (5)        (7)
 Net pension credits.....................................         38         67
 Costs related to:
  Former business activities.............................        (21)       (23)
  Fairless facility shutdowns............................        (29)        --
                                                           ---------  ---------
  Total income (loss) from operations....................  $     (25) $      60
                                                           =========  =========
                                                            Nine Months Ended
                                                              September 30,
                                                           --------------------
                                                             2001       2000
                                                           ---------  ---------
                                                              (in millions)
Revenues and other income:
 Revenues and other income of reportable segments........  $   4,966  $   4,719
 Elimination of intersegment revenues....................         (5)        --
                                                           ---------  ---------
  Total revenues and other income........................  $   4,961  $   4,719
                                                           =========  =========
Income:
 Income (loss) for reportable segments...................  $    (146) $     145
 Items not allocated to segments:
 Administrative expenses.................................        (20)       (18)
 Net pension credits.....................................        110        199
 Costs related to:
  Former business activities.............................        (59)       (63)
  Fairless facility shutdowns............................        (29)        --
  Proposed Separation....................................         (9)        --
                                                           ---------  ---------
  Total income (loss) from operations....................  $    (153) $     263
                                                           =========  =========

                              UNITED STATES STEEL

                                  (Unaudited)

   7. On August 14, 2001, United States Steel announced its intention to permanently close the cold rolling and tin mill operations at United States Steel's Fairless Works. In the third quarter of 2001, United States Steel recorded a pretax charge of $29 million related to the shutdown of these operations, of which $12 million is included in depreciation, depletion and amortization and $17 million is included in cost of revenues.

   8. United States Steel's total comprehensive income (loss) was $(23) million for the third quarter of 2001, $17 million for the third quarter of 2000, $(47) million for the nine months of 2001 and $115 million for the nine months of 2000.

   9. United States Steel has a 16% investment in Republic Technologies International LLC (Republic) which was accounted for under the equity method of accounting. During the first quarter of 2001, United States Steel discontinued applying the equity method since investments in and advances to Republic had been reduced to zero. Also, United States Steel has recognized certain debt obligations of $14 million previously assumed by Republic. On April 2, 2001, Republic filed a voluntary petition with the U.S. Bankruptcy Court to reorganize its operations under Chapter 11 of the U.S. Bankruptcy Code. In the first quarter of 2001, as a result of Republic's action, United States Steel recorded a pretax charge of $74 million for potentially uncollectible receivables from Republic.

   10. Inventories are carried at the lower of cost or market. Cost of inventories is determined primarily under the last-in, first-out (LIFO) method.

                                                              September December
                                                              30, 2001  31, 2000
                                                              --------- --------
                                                                (in millions)
Raw materials................................................   $178      $214
Semi-finished products.......................................    419       429
Finished products............................................    247       210
Supplies and sundry items....................................    106        93
                                                                ----      ----
 Total.......................................................   $950      $946
                                                                ====      ====

   Cost of revenues were reduced by $13 million in the nine months of 2001 as a result of liquidations of LIFO inventories.

   11. At September 30, 2001, and December 31, 2000, estimated income tax receivables from USX included in receivables from related parties were $379 million and $364 million, respectively. In addition, long-term receivables from related parties at September 30, 2001, and December 31, 2000, were $43 million and $97 million, respectively, of income taxes receivable from USX. These amounts have been determined in accordance with the tax allocation policy discussed in Note 4.

   12. Interest and other financial costs in the nine months of 2001 included a favorable adjustment of $67 million and provision for income taxes included an unfavorable adjustment of $15 million, both of which are related to prior years' taxes.

   13. United States Steel is the subject of, or a party to, a number of pending or threatened legal actions, contingencies and commitments relating to United States Steel involving a variety of matters including laws and regulations relating to the environment. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the United States Steel combined financial statements.

                              UNITED STATES STEEL

                                  (Unaudited)


   United States Steel is subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At September 30, 2001, and December 31, 2000, accrued liabilities for remediation totaled $139 million and $137 million, respectively. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed.

   For a number of years, United States Steel has made substantial capital expenditures to bring existing facilities into compliance with various laws relating to the environment. In the first nine months of 2001 and for the years 2000 and 1999, such capital expenditures totaled $11 million, $18 million and $32 million, respectively. United States Steel anticipates making additional such expenditures in the future; however, the exact amounts and timing of such expenditures are uncertain because of the continuing evolution of specific regulatory requirements.

   Guarantees by United States Steel of the liabilities of affiliated entities of United States Steel totaled $33 million at September 30, 2001. In the event that any defaults of guaranteed liabilities occur, USX has access to its interest in the assets of the affiliates to reduce United States Steel losses resulting from these guarantees. As of September 30, 2001, the largest guarantee for a single affiliate was $24 million.

   United States Steel's contract commitments to acquire property, plant and equipment at September 30, 2001, totaled $77 million compared with $206 million at December 31, 2000.

   14. On July 31, 2001, USX announced that its board of directors approved the definitive plan of reorganization to separate the energy and steel businesses of USX (Proposed Separation). The Proposed Separation envisions a tax-free spin-off of the steel business of USX into a freestanding, publicly traded company to be known as United States Steel Corporation. Holders of current USX-U.S. Steel Group Common Stock would become holders of United States Steel Corporation Common Stock. Holders of current USX-Marathon Group Common Stock would remain holders of such stock which would be renamed Marathon Oil Corporation Common Stock. The Proposed Separation does not contemplate a cash distribution to stockholders. Each company would carry approximately the same assets and liabilities now associated with its existing business, except for a value transfer of approximately $900 million from Marathon Oil Corporation to United States Steel Corporation, intended to maintain United States Steel Corporation as a strong, independent company. The form of the value transfer would be a reattribution of USX corporate debt between the USX-Marathon Group and the USX-U. S. Steel Group. The Proposed Separation was approved by the shareholders at an October 25, 2001 meeting and is subject to receipt of a favorable private letter ruling from the Internal Revenue Service ("IRS") on the tax-free nature of the transaction, completion of necessary financing arrangements and receipt of necessary regulatory and third party consents. The Proposed Separation is expected to occur on or about December 31, 2001, subject to the absence of any materially adverse change in business conditions for the energy and/or steel business, delay in obtaining the IRS ruling or other unfavorable circumstances. Costs related to the Proposed Separation include professional fees and other expenses and are included in selling, general and administrative expenses (credits). These costs in the nine months of 2001 were $9 million.

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

                              UNITED STATES STEEL

          SELECTED NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)


   15. On July 2, 2001, a corporate reorganization was implemented to create a new holding company structure. USX became a holding company that owns all of the outstanding equity of Marathon Oil Company, an Ohio Corporation which, directly and indirectly, owns and operates the businesses of the USX-Marathon Group, and United States Steel LLC, a Delaware limited liability company which, directly and indirectly, owns and operates the businesses of the USX-U. S. Steel Group. The reorganization did not have any impact on the results of operations or financial position of USX Corporation, the Marathon Group or the
U. S. Steel Group.

   This reorganization in corporate form was independent of the Proposed Separation of the energy and steel businesses of USX Corporation.


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